UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2011
IDEXX LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One IDEXX Drive, Westbrook, Maine	04092

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 207.556.0300
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On July 26, 2011, IDEXX Laboratories, Inc. (the “Company”), with IDEXX Distribution, Inc., IDEXX Operations, Inc., IDEXX Reference Laboratories, Inc., OPTI Medical Systems, Inc., IDEXX Laboratories Canada Corporation, and IDEXX Europe B.V., each a wholly-owned subsidiary (whether directly or indirectly held) of the Company (collectively, the “Borrowers”), entered into an amended and restated credit agreement relating to a five-year unsecured revolving credit facility (the “Credit Agreement”) in the principal amount of $300 million, among the Borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto agent, J.P. Morgan Europe Limited, as London agent, J.P. Morgan Securities LLC, as sole bookrunner and sole lead arranger, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, N.A., as documentation agent. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
The Credit Agreement amends and restates that certain credit agreement dated as of March 30, 2007, and amended as of February 22, 2008, which provided for a $200 million five-year unsecured revolving credit facility, to extend the maturity to July 25, 2016 and to increase the aggregate commitments available for borrowing by the Borrowers to $300 million with the option to further increase the aggregate commitments up to $450 million subject to the Borrowers obtaining commitments from existing or new lenders and satisfying other conditions specified in the Credit Agreement.
Borrowings under the Credit Agreement may be used for the general corporate purposes of the Company and its subsidiaries. Borrowings under the Credit Agreement bear interest at a rate equal to, in each case at the Company’s option, (1) for borrowings in United States Dollars, either (a) the greater of (i) the prime rate announced by JPMorgan Chase Bank, N.A. in New York, (ii) the Federal Funds Rate plus 0.50% and (iii) the Adjusted LIBO Rate for a one-month Interest Period plus 1%, plus a margin rate ranging from 0.000% to 0.250% based on the Company’s consolidated leverage ratio, or (b) the British Bankers Association LIBO Rate multiplied by a statutory reserve rate, plus a margin rate ranging from 0.875% to 1.250% based on the Company’s consolidated leverage ratio, (2) for borrowings in Canadian Dollars, either (a) the greater of (i) the prime rate announced by JPMorgan Chase Bank, N.A., Toronto Branch and (ii) the sum of the yearly interest to which the one-month CDOR Rate (based on a publicly-reported rate) is equivalent plus 1%, plus a margin rate ranging from 0.000% to 0.250% based on the Company’s consolidated leverage ratio, or (b) the sum of (i) the annual rate of interest displayed on the Reuters Screen CDOR Page, (ii) 0.05% and (iii) a margin rate ranging from 0.875% to 1.250% based on the Company’s consolidated leverage ratio, (3) for borrowings in Euros, the percentage per annum determined by the Banking Federation of the European Union plus a margin rate ranging from 0.875% to 1.250% based on the Company’s consolidated leverage ratio, and (4) for borrowings in alternative currencies (other than Canadian Dollars and Euros), the LIBO Rate plus a mandatory cost formula and a margin rate ranging from 0.875% to 1.250% based on the Company’s consolidated leverage ratio. The Company has agreed to pay a quarterly commitment fee on the unused commitments available for borrowing (such aggregate commitments available for borrowing initially being $300 million), ranging from 0.150% to 0.300% based on the Company’s consolidated leverage ratio.
The obligations of the Borrowers and any other parties who are subsequently designated as borrowers pursuant to the terms of the Credit Agreement are unconditionally guaranteed by IDEXX Distribution, Inc., IDEXX Operations, Inc., IDEXX Reference Laboratories, Inc. and OPTI Medical Systems, Inc. If the Company creates or acquires a material U.S. subsidiary or if any existing U.S. subsidiary becomes a material subsidiary, each such material subsidiary is required to execute a guaranty agreement.

The obligations of the Company and any additional borrower under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to judgments, an ERISA Event, the failure to pay specified indebtedness, and a change of control default.
The Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type. The negative covenants include restrictions on liens, indebtedness of subsidiaries of the Company, fundamental changes, investments, transactions with affiliates and certain restrictive agreements. The financial covenant is a consolidated leverage ratio test.
The forgoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
See the Exhibit Index attached to this Report, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.
Date: August 1, 2011	By:	/s/ Conan R. Deady
Conan R. Deady
Corporate Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Amended and Restated Credit Agreement, dated as of July 26, 2011, among the Company, IDEXX Distribution, Inc., IDEXX Operations, Inc., IDEXX Reference Laboratories, Inc., OPTI Medical Systems, Inc., IDEXX Laboratories Canada Corporation and IDEXX Europe B.V., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Toronto agent, J.P. Morgan Europe Limited, as London agent, J.P. Morgan Securities LLC, as sole bookrunner and sole lead arranger, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, N.A., as documentation agent.